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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of CIENA Corporation of our report dated November 25, 1998 relating to the consolidated financial statements appearing in CIENA Corporation's Annual Report on Form 10-K for the year ended October 31, 1998. We also consent to the incorporation by reference of our report dated November 25, 1998, except as to Note 2 "Lightera" which is as of March 31, 1999 which appears in the Current Report on Form 8-K of CIENA Corporation dated April 5, 1999 and amended on April 5, 1999. We also consent to the reference to us under heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
McLean, Virginia
June 18, 1999